EXHIBIT 23.2

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067-2367

(310) 789-1290

April 5, 2019

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Graphene & Solar Technologies Limited - Form S-1

Dear Sir/Madame:

We have acted as a counsel to Graphene & Solar Technologies Limited (formerly known as Solar Quartz Technology Corporation), a Colorado corporation (“Company”), in connection with its registration statement on Form S-1 (“Registration Statement”) relating to the registration of 34,020,000 shares of common stock (“Shares”), $0.0001 par value per Share, by the Company and selling stockholders of the Company. We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Sincerely,

TroyGould PC